SUPERVISORY AGREEMENT

This Supervisory Agreement (Agreement) is made and is effective this 4th day of April, 2008 (the Effective Date), by and between MainStreet Savings Bank, FSB, Hastings, Michigan (MainStreet or the Association) OTS Docket No. 00966, a federal stock savings bank, and the Office of Thrift Supervision (OTS), a bureau of the United States Department of the Treasury, acting through its Central Regional Director or his designee (Regional Director).

WHEREAS, the OTS is the primary Federal regulator of MainStreet pursuant to the Home Owners' Loan Act (HOLA), 12 U.S.C. §§ 1461 et seq., and is MainStreet's appropriate Federal banking agency for purposes of the Federal Deposit Insurance Act (FDIA), 12 U.S.C. §§ 1811 et seq.;1

WHEREAS, based upon the findings contained within the Association's October 22, 2007 Report of Examination (ROE), the OTS is of the opinion that MainStreet has engaged in acts and practices that: (i) have resulted in violations of certain laws or regulations to which MainStreet is subject; and (ii) are considered to be unsafe and unsound;

WHEREAS, the OTS is of the opinion that grounds exist for the initiation of an administrative proceeding against MainStreet pursuant to 12 U.S.C. §§ 1464(d) and 1818(b);

WHEREAS, OTS is of the view that it is appropriate to take measures intended to ensure that MainStreet will: (i) comply with all applicable laws and regulations; and (ii) engage in safe and sound practices;

WHEREAS, MainStreet wishes to cooperate with the OTS and to evidence its intent to: (i) comply with all applicable laws and regulations; and (ii) engage in safe and sound practices; and

WHEREAS, MainStreet, acting through its Board of Directors (Board), without admitting or denying that such grounds exist except those as to jurisdiction, which are admitted, wishes to cooperate with the OTS and to evidence the intent to; (i) comply with all applicable laws and regulations; and (ii) engage in safe and sound practices.

NOW THEREFORE, in consideration of the above premises and the mutual undertakings set forth herein, the parties hereto agree as follows:

1 All references to the United States Code (U.S.C.) and the Code of Federal Regulations (C.F.R) are as amended, unless otherwise indicated.

Compliance with Laws and Regulations

1.	MainStreet and its directors, officers, employees, and agents shall take all necessary and appropriate actions to comply with the following laws and regulations:

(a)	12 C.F.R. § 203.4(a)(12) (Home Mortgage Disclosure Act - Compilation of Loan Data); and
(b)	12 C.F.R. §§ 229.12(b)(1) and 229.13(h) (Expedited Funds Availability Act).

Business Plan

2.	(a)
By May 30, 2008, the Board shall revise MainStreet's current business plan (Business Plan), and take into consideration the requirements contained within this Agreement and the comments contained within the ROE (including the requirement that the revised Business Plan cover a three year period), as well as ensuring, at a minimum, inclusion of the following:

i)	Defined strategies for capital preservation and enhancementcommensurate to the risk profile of the Association;
ii)	Detailed strategies designed to improve and sustain earnings;
iii)	Inclusion of detailed pro fonna balance sheets and income statements for a three year period; and
iv)	The Business Plan continuously covers a three year period.

(b)	By June 9, 2008, the Board shall forward a copy of the revised Business Plan to the Regional Director for review and comment. The Board shall revise the Business Plan within 10 days of receiving the Regional Director's comments, if any, and implement the revised Business Plan within 30 days thereafter;

(c)	On a quarterly basis, beginning with the first quarter following the receipt of the Regional Directors comments on the Business Plan, the Board shall compare projected operating results contained within the Business P1an to actual results. Additionally, as part of the variance analysis required pursuant to this subparagraph, the Board shall determine any material deviations between the projections contained in the Business Plan and actual results. The Board shall prepare a written report describing any material deviations between the projections contained in the Business Plan and actual results; and

(d)	Within 30 days of the close of each quarter, the Board shall provide the Regional Director with a copy of the variance analysis report required by this paragraph.

Liquidity

3.         By May 30, 2008, the Board shall revise the Bank's existing liquidity management policy to specifically incorporate the requirements set forth within OTS Thrift Bulletin 77, the requirements set forth within this Agreement and the commentscontained within the ROE.

Compliance Area

4.	Within 60 days of the Effective Date of this Agreement, the Board shall develop, adopt and implement an employee training program designed to educate and train appropriate Association personnel in the requirements of the consumer protection laws, rules and regulation. Such compliance training, as required pursuant to thisparagraph, shall specifically include, but not be limited to, the areas of the Home Mortgage Disclosure Act (12 U.S.C. 2801 et seq.) the Expedited Funds and Availability Act (12 U.S.C. §§ 4001-4010).

5.
By April 30, 2008, the Board shall take all steps necessary to ensure that the management of the Association has taken all of the corrective actions outlined within the Compliance section of the ROE, and provide the Regional Director with a written report, which details the corrective actions taken by MainStreet.

Asset Quality

6.
(a)   On a quarterly basis, beginning with the quarter ending March 31, 2008, and for each quarter thereafter, the Board shall produce a classified asset report.  The classified asset report required pursuant to this paragraph shall include, at a minimum, the following:

i)	Identification of each asset classified under MainStreet's asset classification policy;
ii)
A brief narrative summary outlining the current status of each classified asset, along with the specific identification of any change in the status of a classified asset from the prior reporting period; and

iii)	Copies of Loan Review Committee minutes for each such meeting held during the quarter being reported.

(b)   Within 30 days of the close of each quarter, beginning with the quarter ending March 31, 2008, the Board shall provide the Regional Director with a copy of the classified asset report required by this paragraph.

Operations

7.
Without the prior written approval of the Regional Director and consistent with the requirements and provisions of OTS Regulatory 3b, MainStreet may not increase its total assets during any quarter in  excess of an amount equal to net interest credited on deposit liabilities during the quarter.

8.
MainStreet shall file prior written notice with the Regional Director at least 30 days before adding or replacing a director or hiring a senior executive officer, or changing the responsibilities of any senior executive officer so that the person would assume a different senior executive position.

9.
MainStreet shall not make any golden parachute payments (including severance payments and agreements relating thereto) to any institution-affiliated party, unless the payment is otherwise permitted under 12 C.F.R. Part 359.

10.
MainStreet shall not enter into, renew or revise any contractual arrangement related to compensation or benefits with any director or officer of the Association, unless it first (a) provides a minimum of 30 days advance written notice of the proposed transaction to the Regional Director; and (b) receives a written notice of non-objection from the Regional Director.

11.
MainStreet shall not enter into any third-party contracts outside of the normal course of business without receiving the prior written approval of the Regional Director. At a minimum, such a written request to the Regional Director, which must be provided at least 30 days in advance. must set forth the Association's reasons for seeking the contract and shall transmit a copy of the proposed contract for OTS review.

12.	MainStreet must provide 30 days prior written notice to the Regional Director of any and all proposed transactions with affiliates.

Compliance with Agreement

13.
(a)   All policies, procedures, corrective actions, plans, programs, agreements, reviews and systems required by this Agreement (collectively referred to as Plans and Policies) shall conform to all applicable statutes, and regulations, as well as OTS policy and guidance. The Board shall revise Plans and Policies as required by the OTS within 30 calendar days of written direction from the OTS, unless otherwise provided for within this Agreement. The Plans and Policies shall be incorporated into this Agreement, and any deviation from such Plans and Policies shall be a violation of this Agreement.

(b) The Board and officers of the Association shall take immediate action to cause MainStreet to comply with the terms of this Agreement and shall take all actions necessary or appropriate thereafter to cause the Association to carry out the provisions of this Agreement.

(c) The Board shall have the ultimate responsibility for overseeing the safe and sound operation of MainStreet at all times, including compliance with the OTS's determinations as required by this Agreement.

(d) By the last day of the succeeding month, beginning with the month ending April 30, 2008, the Board shall adopt and submit to the OTS certified copies of a Board resolution (Compliance Resolution) formally resolving that, following a diligent inquiry of relevant information (including a report from the Association's management regarding MainStreet's compliance with each provision of this Agreement), to the best of its knowledge and belief., during the immediately preceding month, the Association has complied with each provision of this Agreement currently in effect, except as othenvise stated. The Compliance Resolution shall: (1) specify in detail how, if at all, full compliance was found not to exist; and (2) identify all notices of exemption or non-objection issued by OTS that were outstanding as of the date of its adoption. In the event that one or more directors do not agree with the representations set forth in a Compliance Resolution, such a disagreement shall be noted in the Compliance Resolution.

Definitions

14.
All technical words or terms used in this Agreement for which meanings are not specified or otherwise provided by the provisions of this Agreement shall, insofar as applicable, have meanings as defined in Chapter V of Title 12 of the Code of Federal Relations, the HOLA, the FDIA, or published OTS guidance. Any such technical words or terms used in this Agreement and undefined in said Code of Federal Regulations, HOLA, FDIA, or OTS Publications shall having meanings that are in accordance with the best custom and usage in the savings and loan industry.

Successor Statutes, Regulations, Guidance, Amendments

15.
Reference in this Agreement to provisions of federal statutes, regulations, and OTS Publications shall be deemed to include references to all amendments to such provisions as have been made as of the Effective Date and references to successor provisions as they become applicable.

Notices

16.
(a)   Except as otherwise provided herein, any request, demand, authorization, directions, notice, consent, waiver, or other document provided or permitted by this Agreement to be made upon, given or furnished to, delivered to, or filed with:

(i)
The OTS, by MainStreet, shall be sufficient for every purpose hereunder if in writing and mailed, first class, postage prepaid or sent via overnight delivery service or physically delivered, in each case addressed to the Regional Director, Office of Thrift Supervision, Department of the Treasury, One South Wacker Drive, Suite 2000, Chicago, Illinois 60606 or telecopied to (312) 917-5002, and confirmed by first class mail, postage prepaid, overnight delivery service or physically delivered, in each case to the above address: and

(ii)
MainStreet, by the OTS, shall be sufficient for every purpose hereunder if in writing and mailed, first class, postage prepaid, or sent via overnight delivery service or physically delivered in each case addressed to the Board of Directors of MainStreet Savings Bank, FSB, 629 West State Street, Hastings, Michigan 49058-1954 or telecopied to (269) 945-2389, and confirmed by first class mail, postage prepaid, overnight delivery service or physically delivered, in each case to the above address.

(b)   Notices hereunder shall be effective upon receipt, if by mail, overnight delivery service or telecopy, and upon delivery, if by physical delivery. If there is a dispute about the date on which a written notice has been received by a party to this Agreement, then, in the event such notice was sent by the United States mail, there shall be a presumption that the notice was received two business days after the date of the postmark on the envelope in which the notice was enclosed.

Effect of Headings

17.	The Section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

Separability Clause

18.
In case any provision in this Agreement is ruled to be invalid, illegal or unenforceable by the decision of any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director, in his sole discretion, determines otherwise.

No Violations of Law, Rule, Regulation or Policy Statement Authorized; OTS Not Restricted

19.
Nothing in this Agreement shall be construed as: (i) allowing MainStreet to violate any law, rule, regulation, or policy statement to which it is subject, or (ii) restricting or estopping the OTS from taking any action(s), including without limitation, any type of supervisory, enforcement or resolution action that the OTS determines to be appropriate in fulfilling the responsibilities placed upon it by law.

Time Limits

20.	Time limits for compliance with the terms of this Agreement run from the Effective Date, unless otherwise noted. The Regional Director may, in his sole discretion, extend any of such time limitations.

Duration, Termination or Suspension of Agreement

21.
(a) This Agreement shall become effective upon its execution by the OTS through its authorized representative whose signature appears below. The Agreement shall remain in effect until terminated, modified, or suspended, in writing, by the OTS, acting through its Director, Regional Director, or other authorized representative.

(b) The Regional Director, in his sole discretion, may, by written notice, suspend any or all of the provisions of this Agreement.

Successors in Interest/Benefit

22.
The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their successors in interest Nothing in this Agreement, expressed or implied, shall give to any person or entity, other than the parties hereto and the Federal Deposit Insurance Corporation and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Integration Clause

23.
This Agreement represents the final written agreement of the parties with respect to the subject matter hereof and constitutes the sole agreement of the parties, as of the Effective Date of this Agreement, with respect to the subject matter.

Enforceability of Agreement

24.
The Association represents and warrants that this Agreement has been duly authorized, executed, and delivered, and constitutes, in accordance with its terms, a valid and binding obligation of MainStreet. The Association acknowledges that this Agreement is a "written agreement" entered into with the OTS within the meaning of Section 8 of the FDIA, 12 U.S.C. § 1818.

Counterparts

25.	This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

Effective Date

26.	This Agreement is and will become effective on the Effective Date as defined herein.

Signature of Directors

27.
Each Director signing the Agreement attests, by such act, that she or he voted in favor of a Board Resolution authorizing the execution of this Agreement by the Association. A copy of the Resolution of MainStreet's Board of Directors authorizing the execution of the Agreement shall be delivered to the OTS along with the executed original of the Agreement,

IN WITNESS WHEREOF, the OTS, acting by and through the Regional Director, and the Association hereby execute this Agreement as of the Effective Date of this Agreement.

OFFICE OF THRIFT SUPERVISION

By:	/s/ Thomas A. Barnes Thomas A. Barnes, Regional Director, Central Region

MAINSTREET SAVINGS BANK, FSB

By:	/s/ Gordon F. Fuhr	By:	/s/ Eric T. Dreisbach
	Gordon F. Fuhr, Chairman of the Board & Director		Eric T. Dreisbach, Director

By:	/s/ Mary Lou Hart	By:	/s/ David L. Hatfield
	Mary Lou Hart, Director		David L. Hatfield, Director

By:	/s/ David L. Jasperse	By:	/s/ Carl A. Schoessel
	David L. Jasperse, Director		Carl A. Schoessel, Director

By:	/s/ James R. Toburen
James R. Toburen, Director